DATED	2014

(1) ONEIDA UK LIMITED

- and -

(2) HUK 54 LIMITED

AGREEMENT relating to the sale and purchase of the entire issued share capital of Oneida International Limited

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CONTENTS

1.DEFINITIONS AND INTERPRETATION    1
2.SALE AND PURCHASE OF SHARES    1
3.CONSIDERATION    2
4.COMPLETION    2
5.WARRANTIES    2
6.SELLER LIMITATIONS    3
7.RESTRICTIVE COVENANTS    4
8.INDEMNITIES    6
9.POST-COMPLETION    6
10.CONFIDENTIALITY AND ANNOUNCEMENTS    6
11.ASSIGNMENT AND SUCCESSORS    7
12.THIRD PARTY RIGHTS    7
13.COSTS AND EXPENSES    7
14.PAYMENTS    8
15.FURTHER ASSURANCE    8
16.ENTIRE AGREEMENT    8
17.EFFECT OF COMPLETION    9
18.SEVERANCE    9
19.VARIATION    9
20.WAIVER AND CUMULATIVE REMEDIES    9
21.COUNTERPARTS    10
22.NOTICES    10
23.GOVERNING LAW AND JURISDICTION    12
SCHEDULE 1: DEFINITIONS AND INTERPRETATION13
SCHEDULE 2: WARRANTED INFORMATION19
Part 1: The Company19
Part 2: Registered owned IP20
SCHEDULE 3: GENERAL WARRANTIES30
SCHEDULE 4: SELLER LIMITATIONS35
SCHEDULE 5: COMPLETION OBLIGATIONS39
Part 1: Seller's obligations on Completion39
Part 2: Purchaser's obligations on Completion41
SCHEDULE 6: ACTIONS AND OBLIGATIONS POST-COMPLETION42

THIS AGREEMENT is made on     2014
BETWEEN:

(1)
ONEIDA UK LIMITED a company incorporated and registered in England and Wales with number 04004126 which has its registered office at The Perfume Factory, Wales Farm Road, London, W3 6UG ("Seller"); and

(2)
HUK 54 LIMITED a company incorporated and registered in England and Wales with number 08767963 which has its registered office at River Court Brighouse Business Village, Brighouse Road, Middlesbrough, Cleveland, TS2 1RT ("Purchaser").

BACKGROUND:

A	Oneida International Limited ("Company") is a private company limited by shares. Further information relating to the Company is set out in schedule 2.

B	The Seller owns the Shares in the Company.

C	The Seller has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms set out in this agreement
IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	Each word and expression used in this agreement shall have the meaning (if any) given to it in, and shall be interpreted in accordance with the provisions of, schedule 1.

1.2	This agreement incorporates the schedules to it.

2.	SALE AND PURCHASE OF SHARES

2.1	Subject to the terms of this agreement, the Seller shall sell and the Purchaser shall purchase the Shares with effect from Completion.

2.2
The Shares shall be sold free from all Encumbrances and together with all rights of any nature that attach or which may at any time become attached to them, including the right to receive all dividends and distributions declared, paid or made by the Company on or after the Completion Date.

2.3	The Seller:

2.3.1
covenants with the Purchaser that it has the right to transfer or to procure the transfer of the full legal and beneficial interest in the Shares to the Purchaser on the terms set out in this agreement;

2.3.2	covenants with the Purchaser that it shall at its own expense do everything required by the Purchaser from time to time in order to vest any of the Shares in the Purchaser; and

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2.3.3	agrees to procure on Completion the irrevocable waiver of any right of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on any other person.

2.4	Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the sale and purchase of the Shares.

3.	CONSIDERATION
The consideration payable by the Purchaser for the Shares is one pound (£1.00), which shall be paid in cash on Completion.

4.	COMPLETION

4.1	Completion of the sale and purchase of the Shares shall take place at the offices of the Purchaser's Solicitors on the Completion Date immediately after this agreement is entered into.

4.2	On Completion:

4.2.1	the Seller shall comply with the obligations set out in part 1 of schedule 5; and

4.2.2	subject to the Seller's compliance with clause 4.2.1, the Purchaser shall comply with the obligations set out in part 2 of schedule 5.

4.3
The Purchaser acknowledges that the Company has had the benefit of a licence to use the Oneida, Sant Andrea and Anchor Hocking brands in the course of its business and that such licence shall terminate automatically at Completion. All rights in relation to the foregoing brands (including any goodwill and the IP rights) shall revert to the Seller Group at Completion.

5.	WARRANTIES

5.1	The Seller warrants to the Purchaser in the terms set out in schedule 3.

5.2	The Seller acknowledges that the Purchaser is entering into this agreement in reliance (among other things) on each General Warranty.

5.3	Subject to paragraph 3 (Disclosure) of schedule 4:

5.3.1
no actual constructive or imputed knowledge of the Purchaser shall prevent a General Warranty Claim by the Purchaser or in any way limit the liability of the Seller in relation to a General Warranty Claim; and

5.3.2	the Seller shall not invoke the Purchaser's actual constructive or imputed knowledge of any matter or thing as a defence to a General Warranty Claim.

5.4
Each of the General Warranties is separate and independent and, unless otherwise expressly provided, the Purchaser shall have a separate claim and right of action in respect of every breach of every General Warranty.

5.5	The Seller undertakes that neither it nor any person claiming under or through it shall:

5.5.1	make any claim against the Company or any of its officers or employees;

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5.5.2	enforce any right which it may have; or

5.5.3	raise any defence to any General Warranty Claim
in respect of any misrepresentation, inaccuracy or omission (other than one made fraudulently) in or from any information or advice provided by the Company or any of its officers or employees for the purpose of assisting the Seller to make any representation, give any General Warranty, enter into this agreement and/or prepare the Disclosure Letter.

5.6
Where a General Warranty is qualified by a reference (however expressed) to the knowledge or awareness of the Seller, the Seller shall be deemed to know or be aware of anything which is known to any of the directors of the Seller and in any such case, anything which ought reasonably to have been known to them (or any of them) given their respective positions in and responsibilities to the Company or which would have been known to them (or any of them) had they made reasonable enquiries of the Company’s accountants, lawyers, senior employees and trademark agents in relation to the subject matter of such General Warranty.

5.7
Without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it, the Seller undertakes to the Purchaser that if there is a breach of any General Warranty the Seller will, immediately on demand by the Purchaser, pay to the Purchaser or, (in the case of a liability to another person which has not been discharged) at the Purchaser's direction, the person to whom the liability has been incurred an amount equal to:

5.7.1	any shortfall or diminution in the value of any asset of the Company from that which it would have been had the General Warranty not been breached;

5.7.2	any liability which the Company has incurred which it would not have incurred had the General Warranty not been breached; and

5.7.3
all reasonable costs and expenses (together with any VAT on them) which may be incurred by the Purchaser, the Company and/or any other member of the Purchaser Group as a result of or in connection with any breach of the General Warranty.

The Seller and the Purchaser agree that any payment made pursuant to this clause 5.7 shall be calculated without reference to the common law rules relating to claims for damages for breach of warranty.

6.	SELLER LIMITATIONS

6.1
Except as provided in clauses 6.2 and 6.3, the liability of the Seller in respect of any General Warranty Claim shall be limited as set out in schedule 4 but where there is any inconsistency between the provisions of schedule 4 and any other provision of this agreement, the latter shall prevail.

6.2
Nothing in schedule 4 shall operate to exclude or limit any liability of the Seller or any remedy available to the Purchaser in relation to any General Warranty Claim that arises or is delayed as a result of the fraud or dishonesty on the part of the Seller or any of its officers or employees (or former officers or employees), agents or advisers.

6.3	No limitation set out in schedule 4 shall apply to any General Warranty Claim in relation to any Fundamental Warranty.

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7.	RESTRICTIVE COVENANTS

7.1
The Seller covenants with the Purchaser, the Company and each other member of the Purchaser Group that it shall not (and it shall procure that each other member of the Seller Group shall not) at any time after Completion, or in relation to clause 7.1.2.2 only for a period of 6 months from the Completion Date:

7.1.1	subject to clause 7.9, in connection with any activity whatsoever, use or procure or cause or (so far as it is able) permit the use of any Restricted Name.

7.1.2	do or say anything which is:

7.1.2.1	intended to damage the goodwill or reputation of the Business

7.1.2.2
without prejudice to the rights of the Seller to carry on its own business subject to the provisions of clause 7.2 below, likely to lead any person to cease to do business with the Company or any other member of the Purchaser Group in relation to the Business on substantially equivalent terms to those previously offered, or not to engage in business with the Company or any other member of the Purchaser Group in relation to the Business.

7.2
The Seller covenants with the Purchaser, the Company and each other member of the Purchaser Group that it shall not (and it shall procure that each other member of the Seller Group shall not) for a period of six months after the Completion Date, either on its own behalf or jointly with or as an officer, employee, adviser, consultant or agent for any other person, directly or indirectly:

7.2.1
be engaged, concerned or interested in any retail or wholesale business that competes with the Business within the Territory or be engaged in any targeted marketing into the Territory that may compete with the Business in the Territory, save always that nothing shall preclude the Seller from (a) dealing with any Shared Customer or any Licensor Exclusive Customer, (b) fulfilling “passive sales” from orders placed via the internet or otherwise from within the Territory, or (c) from maintaining a physical distribution point within the Territory to service any such sales;

7.2.2
accept, approach, canvass or solicit the custom of any Customer or any Potential Customer to the detriment of the Business, or use its knowledge of or influence over any Customer or any Potential Customer for the benefit of any person carrying on a Competing Business, save that nothing in clause 7.2.1 7.2.2 shall preclude the Seller or any member of the Seller Group from carrying on its normal business as at the date of this agreement including in relation to any Shared Customer or any Licensor Exclusive Customer;

7.2.3
to the detriment of the Business, seek to contract with or engage any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company at any time during the period of 6 months ending on the Completion Date;

7.2.4
save always in relation to those persons who occupied a similar position or provided similar services to another member of the Seller Group during the six months ending on the Completion Date, approach, canvass, solicit, engage or employ any person

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who at any time during the period of six months ending on the Completion Date was:

7.2.4.1	a director of the Company;

7.2.4.2	employed by the Company; or

7.2.4.3
an employee, officer, consultant, sub-contractor or agent of the Company, with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on a Competing Business.

7.3	Each of the covenants contained in clauses 7.1 and 7.2 shall constitute an entirely separate and independent restriction on the Seller.

7.4	The Seller undertakes to the Purchaser, the Company and each other member of the Purchaser Group that it shall (and it shall procure that each other member of the Seller Group shall) at all times:

7.4.1
keep confidential any Confidential Information that (a) is within its knowledge, possession, custody or control at Completion or (b) subsequently becomes within its knowledge, possession, custody or control pursuant to the terms of this agreement; and

7.4.2	use such Confidential Information only for the benefit of the Purchaser, the Company or any other member of the Purchaser Group; and

7.4.3	use reasonable endeavours to prevent the disclosure or misuse of any such Confidential Information.

7.5	Clause 7.4 shall not apply:

7.5.1
if and to the extent that disclosure of Confidential Information is required by law or by any Authority or securities exchange to which the Seller or any other member of the Seller Group is subject or submits;

7.5.2	to Confidential Information that has come into the public domain other than as a result of a breach of clause 7.4; and

7.5.3
to disclosure of Confidential Information by the Seller or any other member of the Seller Group to officers, employees or professional advisers of the Company or any other member of the Purchaser Group, in each case whose province it is to know the same.

7.6	Nothing in this clause 7 shall prohibit the Seller or any other member of the Seller Group from:

7.6.1
holding shares quoted or dealt in on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) as long as not more than three per cent of the shares of any class of any particular company (other than the Purchaser) is so held; and

7.6.2	performing his duties as an officer, employee or consultant of the Company or any other member of the Purchaser Group; and

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7.6.3	performing its obligations as a contractor of the Company or any other member of the Purchaser Group.

7.7	In this clause 7, any reference to the "Business" includes any Business that may for the time being be transferred to any other member of the Purchaser Group.

7.8
The Seller (having taken legal advice) agrees and acknowledges that the restrictions contained in this clause 7 are fair and reasonable and necessary to assure to the Purchaser the full value and benefit of the Shares.

7.9
Notwithstanding clause 7.1.1, members of the Seller Group shall be entitled to continue to sell any of the existing stock that they hold and which is branded with a Restricted Name via their US website(s) or to any existing customers in the USA.

8.	INDEMNITIES

8.1
In this clause 8, "Purchaser Indemnified Matters" means any guarantees given by, and any other liabilities undertaken by, the Company in respect of obligations or liabilities of the Seller or any other member of the Seller Group or any person connected with the Seller.

8.2
The Seller undertakes to the Purchaser that it shall, immediately on any demand by the Purchaser from time to time, pay to the Purchaser an amount equal to all direct or indirect losses (of whatever nature), costs, claims, demands, expenses and other liabilities which the Purchaser, the Company and/or any other member of the Purchaser Group incurs or suffers from time to time arising out of or in connection with any Purchaser Indemnified Matters (including all payments, legal and other costs and expenses reasonably incurred as a consequence of or which would not have arisen but for the Purchaser Indemnified Matters).

9.	POST-COMPLETION
From Completion, the Seller and the Purchaser shall each comply with their respective obligations set out in schedule 6.

10.	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1
Subject to clause 10.2, no party shall at any time issue any press release, circular or other publicity (nor permit any person connected with it to issue any press release, circular or other publicity) relating to the existence or provisions of this agreement or any other Acquisition Document or the sale of the Shares without the prior written consent of the other parties.

10.2	Clause 10.1 shall not apply:

10.2.1	if and to the extent that an announcement is required:

10.2.1.1	by law; or

10.2.1.2
by any Authority or securities exchange to which the relevant party (or person connected with it) is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law; or

10.2.1.3	to vest the full benefit of this agreement in the relevant party,

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provided that, in each case, such announcement shall only be made after consultation (so far as reasonably practicable) as to the timing and content of such announcement with the other party; and

10.2.2	if and to the extent that the announcement is expressly required or permitted by this agreement or is otherwise required to vest the full benefit of this agreement in the relevant party; and

10.2.2	if the announcement is made with the prior consent of the other party, such consent not to be unreasonably withheld or delayed.

11.	ASSIGNMENT AND SUCCESSORS

11.1
In this clause 11, any reference to a party's "rights under this agreement" includes all or any benefits or rights of that party under this agreement, including (in the case of the Purchaser) the General Warranties (together with any cause of action arising out of or in connection with any General Warranty).

11.2	The Seller may not assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with its rights under this agreement without the prior consent of the Purchaser.

11.3
The Purchaser may at any time assign or transfer to any person (''Purchaser Assignee''), grant any Encumbrance over, declare any trust over or deal in any way with its rights under this agreement mortgage, provided that the Purchaser gives prior written notice to the Seller.

11.4	A party may disclose information that it is otherwise required to keep confidential under clause 10 to a proposed assignee or any other person with whom it is dealing as permitted by this clause 11.

11.5	This agreement shall be binding on and continue for the benefit of the successors and assignees (as the case may be) of each party.

12.	THIRD PARTY RIGHTS

12.1
The Seller and the Purchaser agree that any Purchaser Assignee shall be entitled to, and may enforce (either on its own or together with the Purchaser and/or any other Purchaser Group Transferee), the benefit and rights of the Purchaser under the following provisions of this agreement as if such Purchaser Group Transferee had been originally named as the Purchaser in this agreement:

provided that:

12.1.1
any Purchaser Group Transferee which is entitled to make a claim under this clause 12.1 shall be subject to the limitations contained in this agreement as if it had been originally named as the Purchaser; and

12.1.2	this clause 12.1 shall not result in the Seller being liable to pay damages or other compensation or reimbursement more than once in respect of the same loss.

12.2
A person who is not a party to this agreement shall not have any right under the CRTPA to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to the CRTPA.

13.	COSTS AND EXPENSES

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Unless otherwise expressly provided in this agreement, each party shall bear its own costs and expenses incurred in relation to the negotiation, preparation, execution and implementation of this agreement.

14.	PAYMENTS

14.1	Any payment to be made to the Seller under this agreement shall be effected by transfer of immediately available funds through a UK clearing bank to:

14.1.1	if the payment is to be made on Completion, the client account of the Seller's Solicitors; and

14.1.2	otherwise, the account of the Seller notified to the Purchaser for this purpose.
The Seller's Solicitors are irrevocably and unconditionally authorised to receive any sum paid to them in accordance with clause 14.1.1, receipt of such sum in their client account shall be an effective discharge of the Purchaser's obligation to pay such sum, and the Purchaser shall not be concerned to see to the application of it.

14.2
Any payment to be made to the Purchaser under this agreement shall be effected by transfer of immediately available funds through a UK clearing bank to the account of the Purchaser notified to the Seller for this purpose.

14.3
Where this agreement requires a payment to be made on a particular date, any notice to be given pursuant to clause 14.1.2 or 14.2 must be deemed to have been served or delivered in accordance with clause 22 not less than three Business Days before that date.

15.	FURTHER ASSURANCE
Without prejudice and in addition to the other provisions of this agreement (whether express or implied by law), the Seller shall, from time to time and at its own expense, promptly do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as the Purchaser may require and in a manner or form satisfactory to the Purchaser to give full effect to, and to secure to the Purchaser the full benefit of the rights and remedies conferred on it by, the Acquisition Documents.

16.	ENTIRE AGREEMENT

16.1
In this clause 16, "Pre-Contractual Statement" means any representation, statement, assurance, covenant, undertaking, warranty, indemnity, guarantee or commitment (whether contractual or otherwise) made or given before the date of this agreement.

16.2
The Acquisition Documents supersede and extinguish all previous agreements, arrangements and understandings between, or Pre-Contractual Statements given by, the parties relating to the subject matter of the Acquisition Documents (or any of them).

16.3
The Acquisition Documents (as varied in accordance with their terms) constitute the entire agreement and understanding between the parties in respect of the subject matter of the Acquisition Documents (or any of them).

16.4	Each party acknowledges and represents to the other that it has not relied on, or been induced to enter into this agreement or any other Acquisition Document by, any Pre-Contractual Statement

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given by any person (whether a party to this agreement or not), other than the Pre-Contractual Statements set out in the Acquisition Documents (or any of them).

16.5
No party shall be liable to the other in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way for any Pre-Contractual Statement that is not set out in this agreement or any other Acquisition Document.

16.6
No party shall be liable to the other in tort (including negligence) or under the Misrepresentation Act 1967 for any Pre-Contractual Statement that is set out in this agreement or any other Acquisition Document.

16.7
No member of the Purchaser Group (other than the Purchaser), nor any adviser to or funder of the Purchaser or such member, shall be liable to the Seller (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for any Pre-Contractual Statement.

16.8	This clause 16 shall not exclude or limit any liability arising as a result of any fraud, wilful misstatement, wilful misconduct or wilful concealment.

17.	EFFECT OF COMPLETION
Each provision of this agreement which is not fully performed at Completion (but which remains capable of performance) shall remain in full force and effect despite Completion, and, in particular, the rights and remedies of the Purchaser in respect of any breach of the General Warranties shall not be affected by Completion.

18.	SEVERANCE

18.1
If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the legality, validity or enforceability of any other provision of this agreement.

18.2
If any illegal, invalid or unenforceable provision of this agreement would be legal, valid or enforceable if some part or parts of it were deleted, such provision shall apply with the minimum deletion(s) necessary to make it legal, valid or enforceable.

19.	VARIATION
No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each party.

20.	WAIVER AND CUMULATIVE REMEDIES

20.1	The rights and remedies of each party under or in respect of this agreement may be waived only by express notice. Any waiver shall apply only in the instance and for the purpose for which it is given.

20.2	Subject to the provisions of schedule 4, no right or remedy under or in respect of this agreement shall be precluded, waived or impaired by:

20.2.1	any failure to exercise or delay in exercising it;

20.2.2	any single or partial exercise of it;

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20.2.3	any earlier waiver of it, whether in whole or in part; or

20.2.4	any failure to exercise, delay in exercising, single or partial exercise of or waiver of any other such right or remedy.

20.3	Unless otherwise expressly provided in this agreement, the rights and remedies under this agreement are in addition to, and do not exclude, any rights or remedies provided by law or in equity.

21.	COUNTERPARTS

21.1	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

21.2	Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute one and the same agreement.

22.	NOTICES

22.1	Any notice or other communication to be given or made to a party under this agreement ("Notice"):

22.1.1	shall be in writing and in English;

22.1.2
shall be sent to the postal or email address and (where appropriate) for the attention of the person specified in clause 22.3 (or such other address or person as each party may notify to the other in accordance with clauses 22.6 or 22.7); and

22.1.3	may be served on or delivered to the relevant party:

22.1.3.1	personally or by hand delivery;

22.1.3.2	by prepaid first class or special (or other recorded) delivery post; or

22.1.3.3	subject to clause 22.2, by email.

22.2
When a Notice is served on or delivered to a party ("Recipient") by email, the party serving or delivering the Notice ("Sender") must deliver a copy of such Notice to the Recipient in accordance with the provisions of clauses 22.1.3.1 and 22.4.1 or clauses 22.1.3.2 and 22.4.2 by 5.00 pm on the fifth Business Day after the date on which the original Notice is deemed to have been served or delivered in accordance with clause 22.4.3. Failure by the Sender to deliver such copy Notice to the Recipient shall not invalidate the service or delivery of the original Notice (or delay the time of deemed service or delivery under clause 22.4.3).

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22.3	The postal and email addresses of the parties for the purposes of clause 22.1.2 are:

Seller:
Erika Schoenberger Associate General Counsel EveryWare Global, Inc. 519 N. Pierce Avenue Lancaster, Ohio 43130 Erika.Schoenberger@everywareglobal.com With copy to: Gordon Dadds LLP
For the attention of:
Address:	6 Agar Street, London WC2N 4HN
Email:	alondomb@gordondadds.com

Purchaser:
Purchaser's Agent:	c/o Hilco Capital Limited
For the attention of:	Howard Gunn, Chief Financial Officer
Address:	80 New Bond Street, London, W1S 1SB
Email:	Howard.gunn@hilcocapital.com

22.4	Any Notice which has been served or delivered in accordance with clause 22.1 shall be deemed to have been served or delivered:

22.4.1	if served or delivered personally or by hand, at the time of service or delivery;

22.4.2	if posted, at 10.00 am on the second Business Day after the date of posting unless there is evidence of earlier receipt; or

22.4.3	if sent by email, at the time the email is sent,
provided that if, under clauses 22.4.1 or 22.4.3, any Notice would be deemed to have been served or delivered after 5.00 pm on a Business Day and before 9.00 am on the next Business Day, such Notice shall be deemed to have been served or delivered at 9.00 am on the second of such Business Days.

22.5	In proving service or delivery of a Notice, it shall be sufficient to prove that the party receiving the Notice ("Recipient") has acknowledged the Notice or:

22.5.1	that service or delivery personally or by hand was made;

22.5.2	in the case of posting, that the envelope containing the Notice was properly addressed and posted by prepaid first class or special (or other recorded) delivery post; or

22.5.3
in the case of an email, that the email was properly addressed and sent to the email address of the Recipient for the purposes of clause 22.1.2 (a confirmation setting out each Recipient to whom the email was sent being proof of service).

22.6	Subject to clause 22.7, a party may notify the other party of a change to its name, postal or email address or relevant contact for the purposes of clause 22.1.2. Such notice shall be effective on

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the fifth Business Day after the date on which such notice is deemed to have been served or delivered in accordance with this clause 22, or such later date as may be specified in the notice.

22.7
If the Seller no longer has a postal address in the United Kingdom (or if, for any reason, any agent or any substitute agent appointed pursuant to this clause 22.7 ceases to be able to act as agent or no longer has a postal address in the United Kingdom), the Seller shall immediately:

22.7.1	(subject to this clause 22.7) irrevocably appoint an agent (or substitute agent, as the case may be) with a postal address in the United Kingdom as its agent to accept service on its behalf of:

22.7.1.1
Notices, and irrevocably agrees that any Notice to be given to it is deemed to have been properly given if it is given to such agent (or substitute agent, as the case may be) in accordance with the provisions of this clause 22 (whether or not such Notice is forwarded to or received by the Seller); and

22.7.1.2
process in any legal action or proceedings before the courts of England and Wales relating to any Acquisition Dispute, and irrevocably agrees that failure by such agent (or substitute agent, as the case may be) to notify it of the process will not invalidate the legal action or proceedings concerned; and

22.7.2	notify the Purchaser of the name, relevant contact (where appropriate) and postal and email addresses of the agent (or substitute agent, as the case may be).
Such appointment and notice shall be effective on the fifth Business Day after the date on which the notice given pursuant to clause 22.7.2 is deemed to have been served or delivered in accordance with this clause 22.

23.	GOVERNING LAW AND JURISDICTION

23.1	This agreement and any Acquisition Dispute are governed by and shall be construed in accordance with English Law.

23.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Acquisition Dispute.

23.3	Each party irrevocably agrees that any process in any legal action or proceedings relating to any Acquisition Dispute may be served on it in accordance with the provisions of clause 22.

23.4	Nothing in this agreement shall affect the right of any party to serve any process in any legal action or proceedings relating to any Acquisition Dispute in any other manner permitted by law.

23.5	Each party irrevocably agrees that any process in any legal action or proceedings relating to any Acquisition Dispute may be served on it in accordance with the provisions of clause 22.

23.6	Nothing in this agreement shall affect the right of any party to serve any process in any legal action or proceedings relating to any Acquisition Dispute in any other manner permitted by law.

23.7	If this agreement is translated into any language other than English, the English language text shall prevail.

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SCHEDULE 1: DEFINITIONS AND INTERPRETATION

1.	Definitions
In this agreement:
"Accounts" means the audited financial statements of the Company as at and for the financial period ended on the Accounts Date, comprising its balance sheet, profit and loss account and other statements and all attached notes and reports;
"Accounts Date" means 31 December 2012;
"Acquisition Dispute" means any dispute or claim arising out of or in connection with this agreement, its subject matter or formation (including any non-contractual dispute or claim);
"Acquisition Documents" means this agreement, the Disclosure Letter, the Agreed Form documents and any other documents to be delivered on Completion;
"Agreed Form", in relation to a document, means the form approved and for identification purposes initialled by (or on behalf of) the Seller and the Purchaser;
"Authority" means any supra-national, national or sub-national authority, commission, department, agency, regulator, regulatory body, court, tribunal or arbitrator;
"Burdale Facility" means the facility agreement dated 15 October 2013 entered into between (1) the Company and others and (2) Burdale Financial Limited (as original lender, arranger, agent and security trustee);
"Business" means any business carried on by the Company as at the Completion Date or during the period of 12 months ending on the Completion Date;
"Business Day" means a day other than a Saturday or Sunday on which banks are open for general business in London;
"Competing Business" means any business which competes with the Business;
"Completion" means completion of the sale and purchase of the Shares in accordance with this agreement;
"Completion Date" means the date of this Agreement;
"Confidential Information" means all and any information which is not in the public domain and which relates solely to the business, trading or financial or other affairs of the Company (including information relating to the products or services, processes and operations of the Company, its customer and supplier lists, price lists, contractual arrangements, market opportunities, plans and intentions, developments, data, results, inventions (whether patentable or not), know-how, show-how, trade secrets, forecasts, analyses, evaluations, research methodologies, technical or business information, personnel information and other matters concerning the business, trading or financial or other affairs solely of, or relating solely to, the Company or its customer or other persons having dealings with it), whether such information is oral, in writing, electronic or other form, whether tangible or otherwise or marked in writing as "confidential", and all and any information which has been or may be derived or obtained from any such information;

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"Consideration" means the consideration for the Shares set out in clause 3;
"Contract" means any agreement, arrangement or obligation to which the Company is a party or subject and under which the Company or any other person has a continuing right, obligation or liability except (a) the contracts of employment of the Company's employees and (b) any leases or sub-leases under which any property is held;
"CRPTA" means the Contracts (Rights of Third Parties) Act 1999;
"CTA 2010" means the Corporation Tax Act 2010;
"Customer" means any person who at any time during the period of 12 months ending on the Completion Date was a customer of the Company;
"Debt Assignment" means the debt assignment dated the same date as this agreement between (1) Oneida Limited (US), (2) Anchor Hocking LLC and (3) HUK 54 Limited;
"Disclosed" means fairly disclosed in the Disclosure Letter with sufficient detail to enable the Purchaser to identify the nature, scope and effect of the matter disclosed;
"Disclosed Information" means the Disclosure Letter and the due diligence documents listed in the index in the Agreed Form (copies of which have, for evidential purposes, been delivered to the Purchaser's Lawyers immediately before the signing of this agreement);
"Disclosure Letter" means the letter of the same date as this agreement from the Seller to the Purchaser relating to the General Warranties, together with any documents annexed to it;
"Encumbrance" means any mortgage, charge, pledge, lien, option, restriction, assignment, right to acquire, right of pre-emption or any other form of right, interest, preference, security, encumbrance of any nature in favour of a third party or any agreement, arrangement or obligation to create any of them;
"Fundamental Warranties" means any of the General Warranties in the following paragraphs of schedule  :

(a)	paragraph 1.1 (Capacity);

(b)	paragraph 1.2 (Ownership of Shares); and

(c)	paragraph 2 (Share capital);
"General Warranties" means the warranties given by the Seller in clause 5.1;
''General Warranty Claim" means any claim for or in respect of any breach of the General Warranties;
“Goods Supply and Brand Rights Licence” means the licence agreement in the Agreed Form between Everyware Global Inc and HUK55 Limited;
"Insolvency Event" means, in relation to a person, any of the following:

(a)	the existence of circumstances by which it may be deemed to be, or otherwise declare itself to be, insolvent or unable to pay its debts as they fall due;

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(b)	the cessation or suspension of the payment of all, or a particular class of, its creditors or a threat to do so;

(c)
the taking of any formal or informal steps with a view to the deferral, rescheduling or other readjustment of all, or a particular class of, its creditors, or the taking of any formal steps to make a general assignment or arrangement or composition with or for the benefit of the relevant creditors;

(d)
any form of liquidation, receivership, administrative receivership, administration, arrangement or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision by the court or by persons appointed by the court (or any equivalent or similar procedure under the laws of any jurisdiction in which the relevant person is incorporated, registered, domiciled or resident or carries on business or has assets) being commenced or otherwise in place or under way in relation to it, whether in or out of court; or

(e)	any distress, execution or other process being levied against any of its assets which has not been satisfied in full;
“Inter-Company Debt” means the aggregate sum of £5,970,536.59 owed by the Company to other members of the Seller Group;
"IP" means:

(a)
patents, rights in inventions, know-how, show-how and trade secrets, copyright and related rights, moral rights, registered designs, design rights, database rights, semiconductor topography rights, trade marks and service marks, trade names, business names, brand names, get-up, logos, domain names and URLs, rights in unfair competition, goodwill and rights to sue for passing-off and any other intellectual property rights (in each case, whether or not registered, and including all applications to register and rights to apply to register any of them and all rights to sue for any past or present infringement of them); and

(b)	all rights or forms of protection having equivalent or similar effect in any jurisdiction;
"Key Customer" means any customer of the Company:

(a)
which, together with its group, in the financial year ended on 31 December 2013 accounted for, or in the current financial year is likely to account for, more than five per cent of the revenue of the Company; or

(b)	the cessation of transactions with which would have a material and adverse effect on the business of the Company;
Key Supplier" means any supplier to the Company:

(a)	which in the financial year ended on the Accounts Date accounted for, or in the current financial year is likely to account for, more than five per cent of the expenditure of the Company; or

(b)	the cessation of transactions with which would have a material and adverse effect on the business of the Company;

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“Licensor Exclusive Customer” has the same meaning as ascribed to it in the Goods Supply and Brand Rights Licence;
"Potential Customer" means any person who at any time during the period of 12 months ending on the Completion Date was negotiating with the Seller or the Company with a view to that person becoming a customer of the Company;
"Purchaser Group" means the Purchaser, any parent undertaking of the Purchaser for the time being, and any undertaking which, in relation to the Purchaser and/or any such parent undertaking, is a subsidiary undertaking for the time being, including the Company with effect from Completion (and references to a "member of the Purchaser Group" shall be construed accordingly);
"Purchaser's Solicitors" means DLA Piper UK LLP of 101 Barbirolli Square Bridgewater Manchester M2 3DL;
"Restricted Name" means:

(a)
any name or names identical or similar to or including the words "Colourblaze", "Great British Bakeware", "Great British Bakeware By George Wilkinson Since 1931", "George Wilkinson", "Little Gem", "Mermaid", "Studio", "Techtonic" and "Viners" or any colourable imitation of such words;

"Seller Group" means:

(a)
the Seller, any parent undertaking of the Seller for the time being, and any undertaking which, in relation to the Seller and/or any such parent undertaking, is a subsidiary undertaking for the time being; and

(b)	for the purposes of clause 7 only, any other company that was a subsidiary undertaking of the Seller at the Completion Date but has ceased to be so since that date, excluding in both cases the Company (and any reference to a "member of the Seller Group" shall be construed accordingly);
"Seller's Solicitors" means Gordon Dadds LLP of 6 Agar Street, London WC2N 4HN
“Shared Customer” means any Customer or Potential Customer who was at any time during the period of 12 months ending on the Completion Date a customer of a member of the Seller Group (other than the Company) or who was during that period negotiating with a member of the Seller Group (other than the Company) with a view to becoming a customer of that party;
"Shares" means the 1,502,000 fully paid ordinary shares of £1 each in the capital of the Company, which constitute the whole of the issued share capital of the Company;
"Tax" means any form of tax and any duty, withholding, contribution, impost or tariff in the nature of tax (including, for the avoidance of doubt, any liability under section 455 CTA 2010 and any national insurance contribution liabilities or deductions under PAYE in the United Kingdom and any equivalent or similar obligations elsewhere), together with all related penalties and interest;
"Territory" means any territory within the European Economic Area;

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2.	Interpretation

2.1	In this agreement (unless the context requires otherwise):

2.1.1
the terms "company", "body corporate", "subsidiary", "holding company", "undertaking", "subsidiary undertaking", "parent undertaking", "debenture", "paid up" and "officer" have the meanings given to them in the Companies Act 2006; but, for the purposes of section 1159(1) of the Companies Act 2006, a company shall be treated as a member of another company if any shares in that other company are registered in the name of either (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company;

2.1.2
the term "group", in relation to a body corporate, means the body corporate, any other body corporate which is its holding company or subsidiary, and any other body corporate which is a subsidiary of that holding company;

2.1.3	"£" and "pounds" means the lawful currency of the United Kingdom;

2.1.4	a person shall be deemed to be connected with another if that person is so connected within the meaning of section 1122 CTA 2010; and

2.1.5	"including", "includes" or "in particular" means including, includes or in particular without limitation.

2.2	In this agreement (unless the context requires otherwise), any reference to:

2.2.1	any gender includes all genders, and the singular includes the plural (and vice versa);

2.2.2
a company includes any company, corporation or body corporate, or any other entity having a separate legal personality; a person includes an individual, company, partnership, unincorporated association or Authority (whether or not having a separate legal personality); and any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

2.2.3	any time of day or date is to that time or date in London;

2.2.4	a day shall be a period of 24 hours running from midnight to midnight, and days shall be to calendar days unless Business Days are specified;

2.2.5	a month or a year shall be to a calendar month or a calendar year respectively;

2.2.6
"law" or "laws" includes all applicable laws (whether civil, criminal or administrative), common laws or civil codes, legislation, subordinate legislation, treaties, regulations, directives and bye-laws in any jurisdiction, in each case for the time being in force (whether before, on or after the date of this agreement); and

2.2.7
legislation or a legislative provision the legislation or legislative provision as amended or re-enacted, any legislation or legislative provision which it amends or re-enacts and any subordinate legislation, in each case for the time being in force (whether before, on or after the date of this agreement);

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2.2.8
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include the specific term stated in the language of such other jurisdiction immediately after it or, if no such term is stated, what most nearly approximates to such English term in such other jurisdiction; and any reference to any specific English law shall be deemed to include any equivalent or similar law in any other jurisdiction; and

2.2.9	writing or written includes any method of representing or reproducing words in a legible form.

2.3
For the purposes of applying a reference to a monetary sum expressed in pounds in any General Warranty or schedule 4 (Seller limitations), an amount in a different currency shall be deemed to be an amount in pounds converted at the closing mid-point spot rate for a transaction between the relevant currency and pounds as quoted by National Westminster Bank Plc as at the close of business on the Business Day immediately preceding the date of this agreement.

2.4
Unless the context requires otherwise, any reference in this agreement to a clause or schedule is to a clause of or schedule to this agreement, any reference to a part or paragraph is to a part or paragraph of a schedule to this agreement, any reference within a schedule to a part is to a part of that schedule, and any reference within a part of a schedule to a paragraph is to a paragraph of that part of that schedule.

2.5	This agreement incorporates the schedules to it.

2.6	The contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement.

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Schedule 2: Warranted Information
Part 1: The Company

Company name:	Oneida International Limited
Registered number:	00995820
Date of incorporation:	01/12/1970
Place of incorporation:	England and Wales
Registered office:	140 Wales Farm Road, London W3 6UG
Issued share capital:	Class:	Number of shares:	Amount paid up:
£1,502,00	Ordinary	1,502,000	£1,502,000

Full names of directors:	Mr Mark Scott and Mr Julian Williams
Full name of secretary:	Mr Mark Scott
Accounting reference date:	31/12
Auditors:	BDO LLP
Charges:
1.Debenture dated 15 October 2013 made between (1) Oneida International Limited, (2) Oneida UK Limited and (3) Burdale Financial Limited registered at Companies House with charge code 0099 5820 0009.
2.Debenture dated 15 October 2013 made between (1) Oneida International Limited, (2) Oneida UK Limited and (3) Burdale Financial Limited registered at Companies House with charge code 0099 5820 0010.

VAT number:	GB379622317

Part 2: Registered owned IP

1.	Trade marks

Owner:	Oneida International Limited [London NW2, UK]
Mark:	COLOURBLAZE
Classes and specification summaries:	Class 08: Hand tools and hand implements; cutlery, forks and spoons; sharpening instruments; canteens of cutlery (tableware); parts and fittings for all the aforesaid goods; all included in Class 8.
Country/countries of registration:	UK
Registered number:	UK00001311876
Registration date:	03/08/1990
Expiry date:	03/06/2018
Products on which mark is used:

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Owner:	Oneida International Limited [London W3, UK]
Mark:	GREAT BRITISH BAKEWARE BY GEORGE WILKINSON SINCE 1931 Label
Classes and specification summaries:	Class 21: Cookware; bakeware; non-stick bakeware; baking trays; non-stick baking trays.
Country/countries of registration:	UK
Registered number:	UK00003057733 (pending registration)
Registration date:
Expiry date:
Products on which mark is used:
Associated marks:

Owner:	Oneida International Limited [London W3, UK]
Mark:	GEORGE WILKINSON
Classes and specification summaries:	Class 21: Cookware; bakeware; non-stick bakeware; baking trays; non-stick baking trays.
Country/countries of registration:	UK
Registered number:	UK00003057735 (pending registration)
Registration date:
Expiry date:
Products on which mark is used:
Associated marks:

Owner:	Oneida International Limited [London W3, UK]
Mark:	LITTLE GEM
Classes and specification summaries:	Class 21: Pans; metal pans; cooking pans; frying pans; omelette pans; cake pans; stew pans; pie pans; milk pans.
Country/countries of registration:	UK
Registered number:	UK00003034732 (pending registration)
Registration date:
Expiry date:
Products on which mark is used:
Associated marks:

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Owner:	Oneida International Limited [London W3, UK]
Mark:	MERMAID
Classes and specification summaries:
Class 21: Cookware; bakeware; aluminium bakeware; non-stick bakeware; baking trays; non-stick baking trays; kettles; kettles, non-electric; pans; metal pans; cooking pans; frying pans; omelette pans; cake pans; stew pans; pie pans; milk pans.

Country/countries of registration:	UK
Registered number:	UK00003057732 (pending registration)
Registration date:
Expiry date:
Products on which mark is used:
Associated marks:

Owner:	Oneida International Limited [London NW2, UK]
Mark:	STUDIO
Classes and specification summaries:	Class 08: Knives, forks, and spoons, all for table use.
Country/countries of registration:	European Union (CTM)
Registered number:	UK00000852198
Registration date:	30/07/1963
Expiry date:	30/07/2018
Products on which mark is used:
Associated marks:

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Owner:	Oneida International Limited [London NW2, UK]
Mark:	TECHTONIC
Classes and specification summaries:
Class 21: Domestic and household utensils and containers (non-precious metal), none being, or being for, cleaning equipment, or being for cleaning purposes; kitchen tools (non-precious metal), none being specifically intended or adapted for domestic or professional cleaning or washing purposes or for cleaning equipment; bowls, dishes, jugs, glasses, chinaware, cooking utensils (non-electric), cups, mugs, earthenware, enamelware, pots, saucers, trays, sugar basins, knife boards, butter dishes, colanders, covers for dishes, non-electric kettles, lemon squeezers, lids for pots, pastry moulds, table plates, saucepans, tureens, tea strainers, tea and coffee pots, dinner services, tea sets, condiment sets, racks.

Country/countries of registration:	European Union (CTM)
Registered number:	008565368
Registration date:	16/03/2010
Expiry date:	22/09/2019
Products on which mark is used:
Associated marks:

Owner:	Oneida International Limited [London NW2, UK]
Mark:	TECHTONIC
Classes and specification summaries:
Class 21: Domestic and household utensils and containers (non-precious metal), none being, or being for, cleaning equipment, or being for cleaning purposes; kitchen tools (non-precious metal), none being specifically intended or adapted for domestic or professional cleaning or washing purposes or for cleaning equipment; bowls, dishes, jugs, glasses, chinaware, cooking utensils (non-electric), cups, mugs, earthenware, enamelware, pots, saucers, trays, sugar basins, knife boards, butter dishes, colanders, covers for dishes, non-electric kettles, lemon squeezers, lids for pots, pastry moulds, table plates, saucepans, tureens, tea strainers, tea and coffee pots, dinner services, tea sets, condiment sets, racks.

Country/countries of registration:	UK
Registered number:	UK00002215173
Registration date:	01/03/2002
Expiry date:	23/11/2019
Products on which mark is used:
Associated marks:

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Owner:	Oneida International Limited [London NW2, UK]
Mark:	VINERS in Stylised Lettering
Classes and specification summaries:
Class 08: Hand tools and implements (hand operated); cutlery, forks and spoons; tableware; cutlery sets; cutlery canteens; tools for garden use; cake and biscuit cutters; peelers and corers; potato chippers; cheese and egg slicers; can openers; knife sharpeners; non-electric scissors; tongs; parts and fittings for all the aforesaid goods.
Class 21: Domestic and household utensils and containers; earthenware, kitchen implements and household implements; holloware and tableware, all being made from precious metal or coated therewith, holloware, flatware, tableware, dinnerware, glassware, chinaware, bowls, dishes, jugs, glasses, cups, mugs, earthenware, enamelware, pots, saucers, trays, kitchen tools; sugar basins, knife boards, butter dishes, colanders, covers for dishes, non-electric kettles, lemon squeezers, lids for pots, pastry moulds, table plates, tea strainers, tea and coffee pots, dinner services, tea sets, condiment dishes and dispensers, racks, garlic presses, potato peelers, slotted spoons and potato mashers.

Country/countries of registration:	European Union (CTM)
Registered number:	008557902
Registration date:	29/03/2010
Expiry date:	17/09/2019
Products on which mark is used:
Associated marks:

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Owner:	Oneida International Limited [London NW2, UK]
Mark:	VINERS Logo
Classes and specification summaries:
Class 08: Hand tools and implements (hand operated); cutlery, forks and spoons; tableware; cutlery sets; cutlery canteens; tools for garden use; cake and biscuit cutters; peelers and corers; potato chippers; cheese and egg slicers; can openers; knife sharpeners; non-electric scissors; tongs; parts and fittings for all the aforesaid goods
Class 21: Domestic and household utensils and containers; earthenware, kitchen implements and household implements; bowls, dishes, jugs, glasses, chinaware, cups, mugs, earthenware, enamelware, pots, saucers, trays, kitchen tools; sugar basins, knife boards, butter dishes, colanders, covers for dishes, non-electric kettles, lemon squeezers, lids for pots, pastry moulds, table plates, tea strainers, tea and coffee pots, dinner services, tea sets, condiment dishes and dispensers, spice racks, wine racks, toast racks, garlic presses, potato peelers, slotted spoons and potato mashers; holloware and tableware, all being made from precious metal or coated therewith.

Country/countries of registration:	European Union (CTM)
Registered number:	008557944
Registration date:	29/03/2010
Expiry date:	17/09/2019
Products on which mark is used:
Associated marks:

Owner:	Oneida International Limited [London NW2, UK]
Mark:	VINERS
Classes and specification summaries:
Class 08: Tools for garden use; cake and biscuit cutters; peelers and corers; potato chippers; cheese and egg slicers; can openers; knife sharpeners; forks; all being hand tools; non-electric scissors (not for surgical use); tongs.
Class 21: Small domestic utensils and containers (none of precious metals or coated therewith); earthenware, kitchen implements and household implements, all included in Class 21.

Country/countries of registration:	UK
Registered number:	UK00001217359
Registration date:	24/04/1984
Expiry date:	24/04/2015
Products on which mark is used:
Associated marks:

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Owner:	Oneida International Limited [London NW2, UK]
Mark:	VINERS
Classes and specification summaries:
Class 08: Cutlery, forks and spoons; tableware; cutlery sets; cutlery canteens; tools for garden use; cake and biscuit cutters; peelers and corers; potato chippers; cheese and egg slicers; can openers; knife sharpeners; non-electric scissors; tongs; parts and fittings for all the aforesaid goods.
Class 14: Holloware and tableware, all being made from precious metal or coated therewith.
Class 21: Domestic and household utensils and containers; earthenware, kitchen implements and household implements; bowls, dishes, jugs, glasses, chinaware, cups, mugs, earthenware, enamelware, pots, saucers, trays, kitchen tools; sugar basins, knife boards, butter dishes, colanders, covers for dishes, non-electric kettles, lemon squeezers, lids for pots, pastry moulds, table plates, tea strainers, tea and coffee pots, dinner services, tea sets, condiment dishes and dispensers, racks, garlic presses, potato peelers, slotted spoons and potato mashers.

Country/countries of registration:	UK
Registered number:	UK00002320109
Registration date:	08/01/2003
Expiry date:	08/01/2023
Products on which mark is used:
Associated marks:

2.	Registered designs

Owner:	Oneida International Limited [London W3, UK]
Type/description:	Baking trays
Country/countries of registration:	European Union (RCD)
Registered number:	001413835-0001
Registration date:	05/06/2014
Expiry date:	05/06/2019
Products to which design relates:

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Owner:	Oneida International Limited [London W3, UK]
Type/description:	Baking Trays
Country/countries of registration:	European Union (RCD)
Registered number:	001414692-0001
Registration date:	13/06/2014
Expiry date:	13/06/2019
Products to which design relates:

3.	Domain names
viners.co.uk (Registrant: Oneida International Limited)
oneida.co.uk (Registrant: Oneida International Limited, but to be transferred back to the Seller pursuant to paragraph 2.2, Schedule 6)

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SCHEDULE 3:    GENERAL WARRANTIES

1.	Seller related matters

1.1
The Seller is validly existing and is a private limited company duly incorporated and registered under the law of England and Wales. No Insolvency Event has occurred in relation to the Seller and there are no circumstances which are likely to give rise to such an Insolvency Event, nor has any action been or is being taken to strike the Company off the register.

1.2
The Seller has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement and each other Acquisition Document to which it is or will be party.

1.3
This agreement and each other Acquisition Document to which the Seller is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on the Seller and will be enforceable in accordance with their respective terms.

2.	Share capital

2.1
The Seller is the sole legal and beneficial owner of the Shares. The Shares constitute the entire issued share capital of the Company have been properly and validly allotted and are fully paid up. There is no Encumbrance affecting any of the Shares, nor any agreement to create any, and no person has claimed to be entitled to any of such things.

2.2	No person has any right (whether contingent or otherwise) to require the Company:

2.2.1	to allot, or grant rights to subscribe for, shares in the Company; or

2.2.2	to convert any existing securities into, or to issue securities that have rights to convert into, shares in the Company, and no person has claimed to be entitled to any of such things.

3.	Corporate information
The Company does not control or take part in the management of any other company or undertaking, and has not agreed to do so.

4.	Information disclosed
All information set out in the specific disclosures to the Disclosure Letter is true and accurate.

5.	Accounts

5.1	Definitions
In this paragraph 5:
"Accounting Standards" means:

(a)	in relation to financial statements prepared under International Financial Reporting Standards and other generally accepted accounting principles and practices in England; and

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(b)
Statements of Standard Accounting Practice, Financial Reporting Standards, Statements of Recommended Practice and abstracts of the Urgent Issues Task Force issued or adopted by the Accounting Standards Board of the Financial Reporting Council Limited, any other requirement of a United Statements of Standard Accounting Practice, Financial Reporting Standards, Statements of Recommended Practice and abstracts of the Urgent Issues Task Force issued or adopted by the Accounting Standards Board of the Financial Reporting Council Limited, any other requirement of a United Kingdom accounting body having mandatory effect and other generally accepted accounting principles and practices in the United Kingdom;

"Management Accounts" means the unaudited statement of financial position of the Company as at 30 June 2014 and the unaudited profit and loss account of the Company for the period from the Accounts Date to 30 June 2014;
"Previous Accounts" means the audited financial statements of the Company as at and for the three consecutive financial years ended on 31 December 2011, each comprising its statement of financial position.
The Accounts:

5.1.1
were prepared in accordance with applicable laws using the accounting policies, principles, estimation techniques, measurement bases, practices and procedures used in the preparation of the Previous Accounts on a consistent basis;

5.1.2	comply with Accounting Standards in force at the date to which they were prepared; and

5.1.3
give a true and fair view of the assets and liabilities and state of affairs of the Company as at the Accounts Date and of the profit or loss and cash flows of the Company for the financial year ended on the Accounts Date.

The Management Accounts:

5.1.4
were carefully prepared in accordance with good business practice and the Company's normal practice from its accounting records using the accounting policies, estimation techniques, measurement bases, practices and procedures used in the preparation of the Accounts on a consistent basis; and

5.1.5
disclose with reasonable accuracy the financial position of the Company as at the date to which they were prepared and its income, expenses and profitability for the period for which they were prepared.

5.2	Immediately prior to Completion, the amount owed to the Company by the following companies was as follows (together being the ''Inter Company Receivable''):

5.2.1	Oneida Limited (US) owes the sum of £96,000;

5.2.2	Anchor Hocking LLC owes the sum of £18,000.
The Inter-Company Receivable was netted off against Inter-Company Debt prior to Completion and stands at nil at Completion.

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5.3
No dispute is pending or threatened against the Company in respect of the Inter Company Receivable and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any such dispute.

6.	Funding

6.1	The Company does not have any borrowings or indebtedness other than:

23.8	the Burdale Facility which, so far as the Seller is aware will be fully repaid at Completion;

23.9	the Inter-Company Debt; and

23.10	trade credit arising in the ordinary and usual course of the Company's business.

7.	Debtors and creditors
The Company is not owed any sums other than trade debts incurred in the ordinary and usual course of its business.

8.	IP

8.1
In the Seller's reasonable opinion, the IP owned by the Company ("Owned IP") and IP owned by another person which the Company has a subsisting licence, permission or other contractual right (whether in writing or otherwise) to use ("Licensed‑In IP") comprises all the material IP that is necessary to carry on the business of the Company in all material respects.

8.2	The Company is the sole legal and beneficial owner of (and, where registered, the sole registered owner of) each item of Owned IP free from Encumbrances.

8.3	The particulars of all the Owned IP are set out in part 2 of schedule 2, and such particulars are complete, accurate and not misleading.

8.4
Any Owned IP that is capable of registration has been registered in the name of the Company in all jurisdictions relevant to its business. There are no applications for registration of any Owned IP in progress.

8.5
There are no subsisting licences, permissions or other contractual rights (whether in writing or otherwise) by which the Company has granted third parties rights to use any Owned IP or Licensed‑In IP ("IP Licences Out") and the Company is not under any obligation (whether contingent or otherwise) to grant any.

8.6
All of the Owned IP and, so far as the Seller is aware, the Licensed‑In IP is valid, subsisting and enforceable and, so far as the Seller is aware, nothing has been done or omitted to be done which is likely to affect adversely such validity, subsistence or enforceability.

8.7
None of the Owned IP or, so far as the Seller is aware, the Licensed‑In IP is, or in the last six years has been, subject to challenge, opposition or attack or the subject of any claim for ownership or compensation. So far as the Seller is aware, The Company is not on notice that any Owned IP or Licensed‑In IP is likely to be subject to challenge, opposition or attack or any claim for ownership or compensation.

8.8	So far as the Seller is aware, there is not (and would not be if valid), and has not in the last six years been, any actual or threatened infringement or unauthorised use by any person of any

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Owned IP or Licensed‑In IP. So far as the Seller is aware, there are no circumstances which are likely to give rise to any such actual or threatened infringement or unauthorised use.

8.9
So far as the Seller is aware, the activities and operations of the Company and its licensees under any IP Licences Out do not infringe, and have not in the last six years infringed, and are not likely to infringe, any third party's IP. There are no existing, pending or threatened claims against the Company or any licensees under any IP Licences Out in respect of any infringement of any third party's IP, and no such claims have been made or threatened in the last six years.

9.	Contracts
The Company is not, (nor has it agreed to become) a party to, bound by or liable under, any Contract which is not on arm's length commercial terms in the ordinary and usual course of its business.

10.	Key Customers and Key Suppliers
Full and accurate details of each Key Customer and Key Supplier (including the type of goods and/or services supplied to or obtained from it, and the aggregate value of sales to or purchases from it in the financial year ended on 31 December 2013 and in the current financial year) and the principal terms of all Contracts with Key Customers and Key Suppliers (including any restrictions imposed on any party to them), are set out in the Disclosed Information.

11.	Licences

11.1
So far as the Seller is aware, the Company has all licences, certificates, consents, exemptions, permits, registrations, authorisations, permissions and approvals ("Licences") required to own and use its assets and to carry on its business in the places and in the manner in which its business is currently carried on. None of the Licences is subject to any onerous terms and conditions.

11.2
All the Licences held by the Company are in full force and effect. None of such Licences is due for renewal in the next six months. The Company is not and has not been in breach of any terms and conditions of any such Licence. So far as the Seller is aware, there are no circumstances which are likely to:

11.2.1	result in any such Licence being suspended, terminated, varied, revoked or not renewed (in whole or in part);

11.2.2	require material expenditure to comply with the terms of any such Licence; or

11.2.3	prejudice the renewal or extension of any such Licence.

12.	Compliance with laws

12.1	The Company has conducted its business and dealt with its assets in accordance with all applicable laws in material respects.

13.	Disputes and investigations

13.1
Neither the Company nor, so far as the Seller is aware, any person for whose acts or defaults the Company may be vicariously liable is involved, or in the last two years has been involved, in any dispute, claim, legal action, proceeding, suit, litigation, prosecution, arbitration or any other form of alternative dispute resolution ("Dispute").

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13.2	No Dispute is pending or threatened by or against the Company and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any Dispute.
SCHEDULE 4:    SELLER LIMITATIONS

1.	Monetary limits

1.1	The aggregate liability of the Seller in respect of all General Warranty Claims (excluding interest and costs) shall not exceed £500,000.

1.2
The Seller shall not be liable for any General Warranty Claim unless the amount claimed (a claim for this purpose being the aggregate amount (net of legal costs) claimed in respect of substantially the same subject matter, events, circumstances or omissions notwithstanding that it may take the form of a number or series of related individual claims) exceeds £15,000 and until the aggregate liability of the Seller in respect of all General Warranty Claims exceeds £75,000 (excluding interest and costs), in which case the Seller shall (subject to paragraph 1.1) be liable for both the initial £75,000 and the excess.

2.	Time limits
The Seller shall not be liable for any General Warranty Claim unless the Purchaser has given notice to the Seller of such General Warranty Claim (specifying such details of the matter or thing giving rise to such General Warranty Claim as are then readily available to the Purchaser) before 5.00 pm on the date falling eighteen months from the date of this agreement.
Any General Warranty Claim which has been made against the Seller and which has not been previously satisfied, settled or withdrawn will be deemed to have been withdrawn and will become fully barred and unenforceable on the expiry of the date ("Expiry Date") falling twelve months after the date on which notice of the claim was given to the Seller unless proceedings in respect of such claim have been issued and served on the Seller provided that:

(a)
in respect of a claim for liabilities which remain contingent, the relevant time limit for issuing and serving proceedings will be the later of (i) the Expiry Date and (ii) the date falling three months after such contingency crystallises; and

(b)
where the Buyer is obliged to pursue the relevant relevant claim against an insurer or other third party the time limit for issuing and serving proceedings will be three months after the relevant claim against such insurer or third party is exhausted.

3.	Disclosure
The Seller shall not be liable for any General Warranty Claim to the extent that the matter of thing giving rise to such General Warranty Claim has been Disclosed.

4.	Accounts
The Seller shall not be liable for any General Warranty Claim to the extent that any specific provision, reserve or allowance in respect of the matter or thing giving rise to such General Warranty Claim has been made in the Accounts.

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5.	Changes in legislation
The Seller shall not be liable for any General Warranty Claim to the extent that such General Warranty Claim is increased as a result of any new or amended legislation made after the date of this agreement.

6.	Acts of Purchaser

6.1
The Seller will have no liability in respect of any General Warranty Claim, or its liability in respect of any such claim will be reduced, to the extent that (as appropriate) the matter giving rise to the claim in question would not have arisen but for, or the amount of the claim is increased by:

6.1.1	any voluntary act carried out by the Purchaser or any member of the Purchaser Group or the Company after Completion otherwise than:

6.1.1.1	in the ordinary course of business of the Company as such business is conducted at the date of this Agreement;

6.1.1.2	at the request of the Seller;

6.1.1.3	in order to comply with any legal obligation existing at the date of this Agreement;

6.1.1.4	in order to avoid any tortious claim or act resulting from any action taken by the Company on or before the date of this Agreement; or

6.1.1.5	in order to reduce any risk to health or safety and such act was done at the special request of a regulatory authority carrying out a review in the ordinary course of its business;

6.3
any change of accounting policy or practice of the Company after Completion save where such change is required as a result of a change in any applicable law, or to remedy any breach of any applicable law in preparation of the Accounts, the Management Accounts or the Previous Accounts.

7.	Third party claims

7.1	The Purchaser shall notify the Seller of:

7.1.1	any claim by a third party against the Company which has given rise to, or in the Purchaser's opinion is likely to give rise to, a General Warranty Claim; and/or

7.1.2	any right that the Company has to recover any sum from a third party in relation to any matter or thing that has given rise to, or is likely to give rise to, a General Warranty Claim
(each a "Third Party Claim") as soon as reasonably practicable after the Purchaser becomes aware of it, but such notification shall not be a condition precedent to the liability of the Seller in respect of any General Warranty Claim.

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7.2	Subject to:

7.2.1	the requirements (if any) of the Company's insurers; and

7.2.2	not waiving privilege of the Purchaser or the Company,
the Purchaser shall procure that the Company shall consult fairly with the Seller in relation to any Third Party Claim, supply the Seller with such information and copies of documents relating to any Third Party Claim that the Seller reasonably requires and deal with any Third Party Claim having given due consideration to the reasonable representations and views of the Seller (but without prejudice to the protection of the legitimate commercial interests of the Purchaser and the Company).

8.	Receipts from third parties

8.1	If:

8.1.1	the Seller has made a payment in respect of a General Warranty Claim ("Claim Payment");

8.1.2
within 12 months of the making of that Claim Payment, the Company subsequently recovers from some other person any sum in respect of any matter or thing giving rise to such General Warranty Claim that was not taken into account in the determination or agreement of the Claim Payment ("Third Party Recovery"); and

8.1.3
the aggregate of the Claim Payment and the Third Party Recovery exceeds the loss suffered by the Purchaser for or in respect of the matter or thing giving rise to such General Warranty Claim (such excess being the "Excess Recovery"), then the Purchaser shall repay promptly to the Seller an amount equal to the lesser of (a) the Claim Payment and (b) the Excess Recovery, less (in each case, but only to the extent not reflected in the Claim Payment or Third Party Recovery) any Tax on, and all properly incurred costs and expenses incurred by the Purchaser and/or the Company in relation to, the relevant General Warranty Claim and/or Third Party Recovery.

8.2
If any repayment is made to the Seller pursuant to paragraph 8.1, an amount equal to such repayment shall be deemed never to have been paid by the Seller to the Purchaser for the purposes of calculating the liability of the Seller under paragraphs 1.1 and 1.2.

9.	Insurance

9.1
Where the Company is entitled to recover from its insurers (in respect of insurance effected on or before the Completion Date) any sum in respect of any matter giving rise to a General Warranty Claim the Purchaser will procure that the Company will make claim on, and pursue, its insurers in respect of such sum (but without prejudice to the ability of the Purchaser to take action against the Seller at the same time in respect of the same matter).

10.	Preservation of documents
The Purchaser will, and will use reasonable endeavours to procure that each member of the Purchaser Group will, preserve all documents, records, correspondence, accounts and other information whatsoever which are in the possession of that party and which the Purchaser in

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good faith believes or is aware are relevant to any General Warranty Claim or potential General Warranty Claim.

11.	Contingent Liabilities
If in respect of any General Warranty Claim the liability of the Company is contingent only then the Seller will not be under any obligation to make any payment to the Purchaser or the Company until such time as the contingent liability ceases to be contingent and becomes actual.

12.	No double recovery
The Seller shall not be liable to pay damages or other compensation or reimbursement more than once in respect of the same loss in relation to any General Warranty Claim.

13.	Mitigation
The provisions of this schedule are without prejudice to the Purchaser's common law duty to mitigate its loss in relation to any General Warranty Claim.
SCHEDULE 5:    COMPLETION OBLIGATIONS
Part 1:    Seller's obligations on Completion

1.	Documents, etc to be delivered
The Seller shall deliver or procure to be delivered to the Purchaser:
Authorities

1.1
as evidence of the authority of any person signing any Acquisition Document on behalf of the Seller a copy of the minutes of a meeting of its board of directors in the Agreed Form (authorising its execution of any Acquisition Document to which it is party, and appointing the relevant signatory or signatories to sign such Acquisition Document(s) on its behalf), certified as a true copy of the original by the Seller's Solicitors;

Title to Shares

1.2	duly executed transfers of the Shares in favour of the Purchaser or its nominee(s);

1.3	the share certificates for the Shares (or an express indemnity in a form satisfactory to the Purchaser if any share certificate is found to be missing);

1.4	such waivers, consents or other documents as the Purchaser may require to enable the Purchaser or its nominee(s) to become the registered holder of the Shares;

1.5
duly executed power of attorney from the Seller appointing the Purchaser to be its attorney from and after Completion exercise all voting and other related rights attaching to the Shares sold by the Seller:

23.10.10
to execute a form of proxy in favour of such person or persons as the Purchaser may think fit to attend and vote as the Seller's proxy at any general meeting of the members, or separate class meeting of any class of members, of the Company in respect of such Sale Shares in such manner as the Purchaser may decide;

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23.10.11	to consent to the convening and holding of any such meeting and the passing of the resolutions to be submitted at any such meeting on short notice;

23.10.12	to execute written resolutions; and

23.10.13	to settle the terms of such resolutions and generally to procure that the Purchaser or its nominees are duly registered as the holders of all the Shares,
Encumbrances, indebtedness and banking arrangements

1.6	duly executed releases in the Agreed Form from any fixed charges (including mortgages and debentures) over any of the Shares or any of the assets or undertaking of the Company.

1.7
written confirmation that the Company does not have any outstanding obligations or liabilities (whether actual or contingent) under any guarantee, security, indemnity, agreement or other commitment in respect of any obligations or liabilities of any third party (other than another Group Company);

Records

1.8
the statutory registers and minute books made up to the Completion Date, the common seal (if any), share certificate books, the certificate of incorporation and any certificates of incorporation on change of name of the Company;

1.9	to the extent not in the possession or under the control of the Company, all books of account and other records relating to its business, including all insurance policies;
Other documents

1.10	in relation to IP the documents of title relating to IP owned by the Company, including (where such IP is registered as at Completion) the original registration and renewal certificates.

2.	Board meetings and shareholder resolutions of the Company
The Seller shall procure that:

2.1	a meeting of the board of directors of the Company is held at which:

2.1.1
the transfers of the Shares are approved for registration (subject only to being duly stamped) and share certificates are authorised to be delivered to the Purchaser or its nominee(s) in respect of the Shares; and

2.1.2	its bank mandates be revised in such manner as the Purchaser requires.

2.2	the Company provides a duly executed copy of the Debt Assignment.
Part 2:    Purchaser's obligations on Completion

1.	Documents, etc to be delivered
The Purchaser shall deliver or procure to be delivered to the Seller:

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1.1
as evidence of the authority of any person signing any Acquisition Document on behalf of the Purchaser a copy of the minutes of a meeting of its board of directors in the Agreed Form (authorising its execution of any Acquisition Document to which it is party, and appointing the relevant signatory or signatories to sign such Acquisition Document(s) on its behalf), certified as a true copy of the original by the Purchaser's Solicitors;

1.2	a duly executed copy of the Debt Assignment.

2.	Payment of the Consideration
The Purchaser shall pay the Consideration to the Seller.
SCHEDULE 6:    ACTIONS AND OBLIGATIONS POST-COMPLETION

1.	Access to information

1.1
For the period of six months from the Completion Date, (on giving reasonable notice to the Seller) the Purchaser and its agents shall be entitled during normal business hours to have access to, and to take copies of, any books of account, records, documents and information of or relating to the Company (in whatever form) existing at Completion that are held by the Seller or any other member of the Seller Group; and

1.2
Any books of account, records, documents and information referred to in paragraph 1.1 shall be retained by the Seller in the United Kingdom for at least six months from the Completion Date. In addition, the Seller shall procure that each other member of the Seller Group so retains such information.

2.	Use of names, logos, etc

2.1	Within 10 Business Days following the Completion Date, the Seller shall remove, and shall procure that each other member of the Seller Group removes, all references to each Restricted Name from:

2.1.1.1	any websites operating in any of the Territories;

2.1.1.2
all materials produced or used by the Seller or any other member of the Seller Group, including all business stationery, catalogues, price lists, brochures and other documents, in whatever form in any of the Territories; and

2.1.1.3	all premises, motor vehicles and other assets owned or used by the Seller or any other member of the Seller Group in any of the Territories.
Pending such removal, the Seller and each other member of the Seller Group shall not be prohibited by clause 7.1.1 from using such websites, materials, premises, motor vehicles or other assets in any of the Territories.

2.2	Within 10 Business Days following the Completion Date, the Purchaser shall:

2.2.1	procure that the Company changes its corporate name and registers the same at the Registrar of Companies so that its name does not include the word “Oneida” or any name similar thereto;

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2.2.2	procure that the Company transfers the trade mark “Oneida Cook & Dine” (CTM 008452881) to the Seller or such member of the Seller Group as the Seller shall designate;

2.2.3	procure that the Company transfers the trade mark “Stanley Rogers” (UK00002329413) to the Seller or such member of the Seller Group as the Seller shall designate;

2.2.4	transfer the domain name “oneida.co.uk” to the Seller or such member of the Seller Group as the Seller shall designate;

3.	Release of guarantees and other liabilities

3.1
The Seller shall procure the release of the Company from any guarantees given by it, and any other liabilities undertaken by it, in respect of obligations or liabilities of the Seller or any other member of the Seller Group.

4.	Transfer of assets

4.1
The Seller undertakes to the Purchaser that, if the Seller or any other member of the Seller Group owns any asset which, at any time during the period of 12 months ending on the Completion Date, was used by the Company in carrying out its business ("Relevant Asset"), then the Seller shall (or shall procure that such member of the Seller Group (as the case may be) shall):

4.1.1
if the Relevant Asset was used exclusively by the Company in carrying out its business, do all such things and/or execute and deliver all such documents as may be necessary to transfer the Relevant Asset absolutely to the Purchaser or the Company (as the Purchaser shall so direct, and being the "Asset Recipient") Asset Recipient for nil consideration, and, pending such transfer, the Relevant Asset shall be held on trust for the Asset Recipient; or

4.1.2
otherwise, do all such things and/or execute and deliver all such documents as may be necessary to grant to the Asset Recipient a royalty-free, non-exclusive, perpetual, assignable, irrevocable, worldwide licence (with a right to sub-license) to use the Relevant Asset, provided that if any third party consent or approval is required for the transfer of, or the grant of the licence in relation to, the Relevant Asset to be legal, valid or enforceable, then the Seller shall (or shall procure that such member of the Seller Group (as the case may be) shall) use its reasonable endeavours to obtain that consent or approval as soon as reasonably practicable, upon which the Relevant Asset shall be transferred to the Asset Recipient under paragraph 4.1.1 or a licence shall be granted to the Asset Recipient under paragraph 4.1.2, as the case may be.

Signed for and on behalf of ONEIDA UK LIMITED by:	))	Signature	/s/ Mark Scott
Mark Scott
Name (block capitals)
Director/authorised signatory

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Signed for and on behalf of HUK 54 LIMITED by:	))	Signature	/s/ Chris Emmott
Chris Emmott
Name (block capitals)
Director/authorised signatory

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